Exhibit 2.5

AMENDMENT NO. 1 TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

BENEFITS AND LIMITATIONS OF

SERIES A PREFERRED SHARES

THIS AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATION OF PREFERENCES, BENEFITS AND LIMITATIONS OF SERIES A PREFERRED SHARES (this “Amendment No. 1”) is made and entered into as of May 7, 2025, but shall be deemed effective as of December 23, 2024 (the “Effective Date”), by and among Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), and the undersigned holders of the Series A Preferred Shares of the Company with a nominal value of $0.005 (the “Series A Preferred Shares”) who represent a majority of the issued and outstanding Series A Preferred Shares (each such holder, a “Holder” and, collectively, the “Holders”).

RECITALS

A. From December 23, 2024 to March 31, 2025, the Company conducted multiple closings of a private placement offering of up to $10,000,000 of Series A Preferred Shares, in which it entered into a certain subscription agreement (the “Subscription Agreement”) with investors, including each of the Holders, pursuant to which the Company issued and allotted an aggregate of 731,400 Series A Preferred Shares. The Series A Preferred Shares have the benefits, privileges, limitations, and restrictions set forth in the Certificate of Designation of Preferences, Benefits and Limitations of Series A Preferred Shares (the “Certificate of Designation”) included in Schedule 2 of the Subscription Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Subscription Agreement.

B. Section 7(e) of the Certificate of Designation grants a put option to the holders of Series A Preferred Shares.

C. Pursuant to Section 10(d) of the Certificate of Designation, the Certificate of Designation may be amended by written consent of holders of a majority of the issued and outstanding Series A Preferred Shares (the “Requisite Holders”).

D. The Company and undersigned Requisite Holders desire to retroactively remove Section 7(e) from the Certificate of Designation as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Certificate of Designation. Section 7(e) of the Certificate of Designation titled “Put Option” is hereby deleted in its entirety and shall be of no force or effect, retroactive to and as of the Effective Date.

2. No Other Amendments. Except as expressly set forth herein, all other provisions of the Certificate of Designation shall remain in full force and effect.

3. Governing Law. Except as expressly set forth herein, all other provisions of the Certificate of Designation shall remain in full force and effect.

4. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, including by electronic signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth above.

BRERA HOLDINGS PLC

By:	/s/ Pierre Galoppi
	Name:	Pierre Galoppi
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth above.

HOLDER

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